Exhibit 8.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

December 18, 2015

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

Ladies and Gentlemen:

We have acted as counsel to General Electric Company, a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-4 filed with the Commission on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer to exchange up to 5,944,250 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share (the “New Preferred Stock”), of the Company for up to (i) 2,777,625 shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value, $1.00 per share, (ii) 2,072,525 shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value, $1.00 per share and (iii) 1,094,100 shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share of the Company (collectively, the “Old Preferred Stock,” and such offer to exchange, the “Exchange Offer”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement; (ii) the prospectus contained in the Registration Statement; (iii) the prospectus supplement, File No. 333-186882 dated December 1, 2015, to the prospectus, dated February 26, 2013, in connection with the issuance of the Old Preferred Stock; and (iv) such other corporate records, agreements, documents and other instruments, and such other certificates or comparable documents of public officials and of officers and representatives of the Company and its subsidiaries as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company and its subsidiaries.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Exchange Offer set forth in the Registration Statement, (2) the consummation of the Exchange Offer in the manner contemplated by, and in accordance with the terms set forth in, the Registration Statement, (3) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Exchange Offer and (4) that the Exchange Offer will be reported by the Company and its affiliates in a manner consistent with our opinion set forth below.

General Electric Company

December 18, 2015

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Exchange Offer and the ownership and disposition of the New Preferred Stock to holders of Old Preferred Stock who exchange such stock for New Preferred Stock.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Exchange Offer, or any inaccuracy in the facts or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Exchange Offer or any matter other than those specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP